Advanced Medical Institute Inc. Announces Sale of 50% interest in Whygo Videoconferencing and Reduction in Secured Loan

Sydney, Australia - May 4, 2008 - Advanced Medical Institute Inc. (AVMD.OB or AMI), a leading provider of treatment for Erectile Dysfunction and Premature Ejaculation in Australia and New Zealand, has announced that its wholly owned subsidiary AMI Australia Holdings Pty Limited (AMI Australia) has sold its 50% interest in Whygo Videoconferencing Pty Limited, a privately owned Australian company (“Whygo”) in exchange for the payment of A$330,000 (approximately US$305,000) to Mr. James Matthews.

Whygo and its subsidiaries conduct a video conferencing business in Australia and Europe and AMI Australia’s shareholding in Whygo was not considered significant to AMI Australia’s operations. The purchaser, Mr. Matthews, held a 50% interest in Whygo prior to the transaction.

The carrying value of this entity in the Company’s books of this asset was lower than the sale price and the difference in carrying value and it is expected that the sale price will be booked as a gain in the Company’s accounts in the June quarter.

Under the agreement, A$130,000 was paid on signing with a further A$100,000 payable by no later than December 15, 2008 and the final payment of A$100,000 payable by June 30, 2009.

The initial cash proceeds of the sale have been applied to reduce AMI Australia’s secured loan from ANZ Nominees Limited. The total principal amount due to ANZ Nominees has now been reduced to approximately A$2.098 million .

“We are delighted with the Company’s strong performance so far this quarter. We are also pleased that the Company has been able to substantially reduce its outstanding secured loan with ANZ Nominees by disposing of a non-essential asset at a profit and hope to have further news for the Company’s shareholders in the near future.” said Dr. Jacov Vaisman, founder, president, CEO and chairman of the board of AVMD.

About AMI

Advanced Medical Institute Inc., (AVMD.OB), headquartered in Sydney, Australia, is a leading provider of treatment programs for erectile dysfunction and premature ejaculation in Australia and New Zealand. The Company operates more than 20 facilities in Australasia, China and Japan. AVMD has more than 280 employees, including 48 medical personnel and, since its inception, has provided treatment to more than 300,000 customers. Advanced Medical Institute and its predecessor companies began arranging treatment programs for Premature Ejaculation and Erectile Dysfunction patients in 1993. For more information, visit the company’s website at: http://www.avmd.com.au.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:
Richard Doyle
Doyle Corporate Pty Limited
Tel: +61 2 9640 5183
Email: richard.doyle@aminet.com.au